EX-16.11

Law Offices

Stradley Ronon Stevens & Young, LLP

2000 K Street, NW, Suite 700

Washington, DC 20006

(202) 822-9611

June 15, 2021

Wilmington Funds

1100 North Market Street

9th Floor

Wilmington, DE 19890

Subject:      Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Wilmington Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the assets of, and the assumption of all of the liabilities of, the Wilmington Intermediate-Term Bond Fund, a series of the Trust, by and in exchange for Class A and Class I shares of the Wilmington Broad Market Bond Fund (“Shares”), another series of the Trust (the “Transaction”).

In rendering the opinion hereinafter set forth, we have reviewed the Trust’s Agreement and Declaration of Trust (the “Agreement”) and By-laws, each as amended to date, resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Plan of Reorganization for the Transaction, which was approved by the Trust’s Board of Trustees (the “Plan”), a Good Standing Certificate from the Secretary of the State of Delaware dated June 15, 2021, the Registration Statement to be filed on June 15, 2021, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust. Additionally, we have assumed that: (i) the Trust will remain a valid and existing statutory trust under the laws of the State of Delaware, and the provisions of the Agreement and By-Laws relating to the issuance of the Shares will not be modified or eliminated; (ii) the registration with the Commission of an indefinite number of the Shares will remain effective; (iii) the Shares of the Wilmington Broad Market Bond Fund (the “Acquiring Fund”) will be issued in accordance with the Trust’s Agreement, By-Laws, Plan and resolutions relating to the creation, authorization and issuance of shares and to the Transaction (the “Resolutions”); (iv) the Resolutions will not be modified or withdrawn and will be in full force and effect on the date of issuance of such shares; (v) the Shares of the Acquiring Fund will be issued against payment therefor as described in the Combined Prospectus/Information Statement and Statement of Additional Information relating to the Transaction included in the Registration Statement, and that the payment for such shares will have been at least equal to the net asset value of such Shares; (vi) all documents submitted to us as originals are authentic, the signature(s) thereon are genuine and the persons signing the same were of legal capacity; (vii) all documents

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submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (viii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

On the basis of and subject to the foregoing, it is our opinion that upon (i) the execution of the Plan with respect to the Transaction and (ii) the prior satisfaction of the conditions contained in the Plan, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust.

This opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. However, this does not constitute a consent under Section 7 of the Securities Act of 1933, and we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/ Cillian M. Lynch
Cillian M. Lynch, a Partner